Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Aaron Abramovitz
404-506-0780
apabramo@southernco.com

April 27, 2016

Southern Company reports first-quarter earnings

ATLANTA - Southern Company today reported first-quarter 2016 earnings of $485 million, or 53 cents per share, compared with earnings of $508 million, or 56 cents per share, in the first quarter of 2015.

Earnings for the first quarter of 2016 include after-tax charges of $33 million, or 4 cents per share, related to an increased cost estimate for the construction of Mississippi Power's Kemper integrated gasification combined cycle (IGCC) project. First-quarter earnings for 2015 included an after-tax charge of $6 million for the Kemper IGCC project. Earnings for the first quarter of 2016 also include an after-tax charge of $14 million, or 1 cent per share, related to the proposed acquisitions of AGL Resources and PowerSecure International. Excluding these items, Southern Company earned $532 million, or 58 cents per share, during the first quarter of 2016, compared with earnings of $514 million, or 56 cents per share, in the first quarter of 2015.

Earnings drivers year-over-year for the first quarter of 2016 included retail revenue effects across the regulated operating companies and lower non-fuel operating and maintenance costs offset by mild weather and higher depreciation expenses. Wholesale subsidiary Southern Power also contributed positively year-over-year as a result of the anticipated tax benefits for 2016 renewable projects and increased revenue from 2015 renewable projects.

“Southern Company performed superbly in executing its business plan in the first quarter of 2016. We saw positive customer growth, along with strong residential and commercial sales and a robust economic development pipeline,” said Southern Company Chairman, President and CEO, Thomas A. Fanning. “Our franchise operations and our competitive generation subsidiary, Southern Power, continue to perform at a high level and deliver on our core strategy of providing clean, safe, reliable and affordable energy to customers.”

First-quarter 2016 operating revenues were $3.97 billion, compared with operating revenues of $4.18 billion for the same period in 2015, a decrease of 5.2 percent. This decrease was primarily due to lower fuel costs.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area decreased 3.0 percent in the first quarter of 2016, compared with the first quarter of 2015. Residential energy sales decreased 7.2 percent, commercial energy sales decreased 0.7 percent and industrial energy sales decreased 0.8 percent.

Weather-adjusted kilowatt-hour sales to retail customers in Southern Company's four-state service area increased 0.4 percent in the first quarter of 2016, compared with the first quarter of 2015. Weather-adjusted residential energy sales increased 1.4 percent and weather-adjusted commercial energy sales increased 0.8 percent.

Total energy sales to the Southern Company system's customers, including wholesale sales, decreased 1.7 percent in the first quarter of 2016, compared with the same period in 2015.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its first-quarter 2016 earnings performance. These materials are available at www.southerncompany.com.

With more than 4.5 million customers and approximately 44,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a 2014 Top Employer for Hispanics by Hispanic Network. The company earned the 2014 National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development, and is continually ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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